Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS THIRD QUARTER

2014 RESULTS OF OPERATIONS

Bensenville, Ill. – November 6, 2014 – Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, semiconductor, and optical industries, today reported financial results for its third quarter ended September 30, 2014.

The Company reported third quarter revenue of $8.0 million, at the low end of their guidance range. Revenue declined by $6.5 million sequentially, of which $5.5 million was attributable to lower two-inch core sales in the period. With the LED market migrating from two-inch to four-inch substrates, much of the remaining two-inch demand comes from the mobile device market. William Weissman, Rubicon’s Interim CEO and Chief Financial Officer, commented, “While usage of two-inch material for the mobile device market continued to grow in the third quarter, that demand was largely satisfied by the considerable inventory of two-inch material in the supply chain. In addition, there has obviously been capacity added in the marketplace this year to serve the mobile device market. As a result, there were limited opportunities to sell two-inch material in the quarter. However, we are seeing a meaningful increase in two-inch orders in the fourth quarter.”

The Company also reported continued progress with the introduction of its patterned sapphire substrate (“PSS”) product. Mr. Weissman said, “While the progress in PSS is not yet meaningfully reflected in our revenue, we are now qualifying with nearly all of the world’s top-tier LED chip manufacturers. The size of the orders from certain customers will begin to increase over the next six months as we progress from initial qualification toward full qualification with those customers. We expect production orders by mid next year and, based on the progress we are making, we believe that our PSS capacity should be fully utilized by the end of next year.”

GAAP loss per share in the third quarter was $0.53 and included certain non-cash charges, the majority of which were associated with changes made to the Company’s polishing platform in order to reduce product costs. Excluding these non-cash charges, non-GAAP loss per share was $0.36 in the third quarter, as compared with the Company’s guidance of a per share loss of between $0.39 and $0.44, due to a combination of reduced product costs and product mix. Please refer to the reconciliation of non-GAAP measures to the nearest comparable GAAP measures near the end of this release. The Company recorded $4.4 million in non-cash charges in the quarter. Of the $4.4 million, $2.6 million was related to writing down consumables and equipment which became obsolete with changes made to the Company’s polishing platform in the quarter. The Company expects to recover that amount through the reduction in wafer costs by the end of next year. In addition, $1.8 million of finished goods inventory was written down as changes in customer specifications made it unlikely to be able to realize the full inventory value.

Fourth Quarter 2014 Guidance

Commenting on the outlook for the fourth quarter of 2014, Mr. Weissman said, “We expect continued progress in growing the wafer business, particularly with PSS wafers. We are seeing improvement in the two-inch market, however, pricing remains very challenging. Although the pricing environment improved in the first half of the year, the excess supply of two-inch in the third quarter drove pricing for two-inch core 30 percent lower than the previous quarter. With inventory levels of two-inch material in the supply chain declining, we hope to see improvement in two-inch material pricing in the first quarter of 2015. While we are seeing increasing interest in two-inch material in the fourth quarter, four-inch demand is very weak due to seasonality in the LED market. While the general lighting segment is growing steadily, the backlighting market continues to represent a large portion of overall LED demand and that segment continues to experience seasonality with the fourth quarter typically being the weakest quarter. This year, the seasonality is more impactful because of a higher level of inventory in the supply chain. As a result, we expect fourth quarter revenue to be similar to the third quarter but then to begin improving in the first quarter with a recovery in the four-inch market along with continued growth in our wafer business. We expect our GAAP loss per share in the fourth quarter to be between $0.38 and $0.42. While we expect continued reduction in product costs, the quarter will be impacted by the reduced core pricing and product mix.”

Finally, Mr. Weissman stated, “The outlook for commercial sapphire remains very bright, with strong growth expected from both the LED and mobile device markets. However, the sapphire market remains a relatively young industry with new applications, seasonality and changes in the competitive landscape. Like other advanced materials industries, as the industry matures, the industry leaders will be companies with scale, but more importantly, with the strongest capability in terms of vertical integration. While the build out of our vertical integration model is costly in the near-term, we believe it will position us well to continue to innovate and capture significant market share in the evolving LED market.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on November 6, 2014 to review the third quarter 2014 results and the fourth quarter 2014 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://ir.rubicontechnology.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 9:00 a.m. Eastern time on November 14, 2014, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10054971. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has a proprietary technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of 2014, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	September 30,
	2014	2013
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$25,144	$21,578
Restricted cash	195	165
Short-term investments	27,828	14,896
Accounts receivable, net	5,822	4,443
Inventories	23,060	39,000
Other current assets	9,736	13,448
Deferred tax assets	—	4,892

Total current assets	91,785	98,422

Property and equipment, net	110,347	117,116
Deferred tax assets	—	975
Other assets	1,973	860

Total assets	$204,105	$217,373

Liabilities and Stockholders’ Equity
Accounts payable	$4,058	$4,733
Accrued and other current liabilities	1,970	1,688

Total current liabilities	6,028	6,421

Deferred tax liability	267	—

Total liabilities	6,295	6,421

Stockholders’ equity	197,810	210,952

Total liabilities and stockholders’ equity	$204,105	$217,373

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Revenue	$8,036	$11,115	$36,773	$29,977
Cost of goods sold	17,496	17,433	61,001	46,087

Gross loss	(9,460)	(6,318)	(24,228)	(16,110)

General and administrative expenses	2,949	2,137	7,534	6,542
Sales and marketing expenses	337	370	1,136	1,133
Research and development expenses	446	641	1,413	1,518
Loss on disposal of assets	680	129	665	556

Total operating expenses	4,412	3,277	10,748	9,749

Loss from operations	(13,872)	(9,595)	(34,976)	(25,859)

Other (expense) income:
Interest (expense) income and other, net	(139)	(219)	93	(546)

Loss before income taxes	(14,011)	(9,814)	(34,883)	(26,405)
Income tax benefit	298	3,974	292	11,295

Net loss	$(13,713)	$(5,840)	$(34,591)	$(15,110)

Net loss per common share:
Basic	$(0.53)	$(0.26)	$(1.35)	$(0.67)
Diluted	$(0.53)	$(0.26)	$(1.35)	$(0.67)

Weighted average common shares outstanding used in computing net loss per common share:	26,110,651	22,578,608	25,711,532	22,563,196

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Cash flows from operating activities
Net loss	$(13,713)	$(5,840)	$(34,591)	$(15,110)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	3,337	3,133	10,321	9,355
Other	950	611	1,746	1,786
Deferred taxes	(363)	(3,974)	(363)	(11,302)
Changes in operating assets and liabilities
Accounts receivable	2,712	(1,340)	(2,251)	8,226
Inventories	235	4,450	11,330	7,806
Other assets	2,430	613	2,921	5,124
Accounts payable	(274)	2,021	(401)	(4,064)
Accrued expenses and other current liabilities	139	64	(202)	(1,714)

Net cash (used in) provided by operating activities	(4,547)	(262)	(11,490)	107

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposal of assets	(1,503)	(4,038)	(6,112)	(7,177)
Purchases of investments, net proceeds from sales of investments	6,439	2,694	(13,359)	8,307

Net cash provided by (used in) investing activities	4,936	(1,344)	(19,471)	1,130

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	—	34,957
Other financing activities	(42)	114	182	146

Net cash (used in) provided by financing activities	(42)	114	35,139	146

Net effect of currency translation	67	291	(105)	622

Net increase (decrease) in cash and cash equivalents	414	(1,201)	4,073	2,005
Cash and cash equivalents, beginning of period	24,730	22,779	21,071	19,573

Cash and cash equivalents, end of period	$25,144	$21,578	$25,144	$21,578

Non-GAAP Disclosures

In addition to the GAAP results provided in this release, the Company has provided non-GAAP gross profit, non-GAAP operating income, and non-GAAP loss per share for the third quarter of 2014. The Company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the Company’s historical and prospective operating performance. The non-GAAP measures exclude the impact of certain non-cash charges which are described in the footnotes to the table below. Management excludes these items because they believe the impacts do not reflect expected future results and that their exclusion aids in the comparison of the Company’s current results with past and future operating results. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other Companies may calculate these non-GAAP financial measures differently than the Company does limiting the usefulness of those measures for comparative purposes.

Rubicon Technology, Inc.

Q3’14 Reconciling Items to Financial Statements - GAAP to Non-GAAP (Unaudited)

(in thousands except share and per share amounts)

	Three months ended September 30, 2014
	GAAP	Adjustments		Non-GAAP

Revenue	$8,036	$—		$8,036
Cost of goods sold	17,496	(3,762	)(a)	13,734

Gross loss	(9,460)	3,762		(5,698)

General and administrative expenses	2,949	—		2,949
Sales and marketing expenses	337	—		337
Research and development expenses	446	—		446
Loss on disposal of assets	680	(680	)(b)	—

Total operating expenses	4,412	(680)		3,732

Loss from operations	(13,872)	4,442		(9,430)

Other (expense) income:
Interest (expense) income and other, net	(139)	—		(139)

Loss before income taxes	(14,011)	4,442		(9,569)
Income tax benefit	298			298

Net loss	$(13,713)	$4,442		$(9,271)

Net loss per common share:
Basic	$(0.53)	$0.17		$(0.36)
Diluted	$(0.53)	$0.17		$(0.36)

Weighted average common shares outstanding used in computing net loss per common share:	26,110,651	26,110,651		26,110,651

(a)	Excess and obsolete inventory write-off of $1,817 and inventory supplies write-off of $1,945.
(b)	Loss on assets disposed of in the period.

Rubicon Technology, Inc.

Revenue by Product Group

(in thousands)

	Three months ended September 30,	Three months ended June 30,	Three months ended September 30,
	2014	2014	2013
Core
2 Inch	$856	$6,368	$6,802
4 Inch	3,327	3,204	309
Polished	1,828	2,604	1,950
PSS	257	256	133
R&D	156	272	882
Optical and other	1,612	1,765	1,039

	$8,036	$14,469	$11,115

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426